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                                                               EXHIBIT 10.9


                                                                  Execution Copy

                  SOFTWARE BUNDLING MASTER LICENSE AGREEMENT


LICENSEE:                               Data Translation, Inc.
Organized under the laws of:            Massachusetts
Address:                                100 Locke Drive
                                        Marlborough, MA 01752

Effective as of March 1, 1996

Licensee and ULEAD Systems, Inc., a California corporation with its principal place of business at 970 West 190th Street, Suite 520, Torrance, CA ("ULEAD"), agree as follows:

1.   DEFINITIONS

     1.1. "Master" means a copy of the Software entrusted to Licensee from which reproductions of the Software shall be made pursuant to this Agreement, as more fully described in Exhibit B.

     1.2.  "Effective Date" shall mean March 1, 1996.

     1.3. "Term" means the duration of this Agreement as stated in Exhibit A, unless earlier terminated in accordance with this Agreement.

     1.4.  "Territory" means the area specified in Exhibit A.

     1.5. "Bundled Product" means, collectively, Licensee's products specified in Exhibit B and the Software.

     1.6. "License Fee" means the license fee for one copy of the Software in U.S. dollars as specified in Exhibit B.

     1.7. "Quantity" means the estimated number of units of Software to be reproduced as stated in Exhibit B, during the Term; provided that Licensee may make additional reproductions pursuant to this Agreement.

     1.8. "Documentation" means instructional, promotional and other matter, other than Software, customarily provided by ULEAD to its end users with the Software.

     1.9. "Software" means the English, German and French versions of the computer programs and electronic instructions listed in Exhibit B, including Update Release and Version Release, comprising of object code version of computer
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           programs having the functional and operational specifications as set forth in the Documentation, together with any supplementary programs, utilities, tutorials, Documentation and other material that ULEAD customarily provides to its end users with such computer programs and electronic instructions.

     1.10. "Update Release" means a release of Software containing primarily corrections that ULEAD in its sole discretion designate as a change in the digit to the right of the tenth's digit in the Software version number.

     1.11. "Version Release" means a release of Software containing changes in the functions of the Software that ULEAD in its sole discretion designates as a change in the tenth's digit in the Software version number.

     1.12. "Product Release" means a release of Software containing major changes in the Software that ULEAD in its sole discretion designates as a change in the first digit in the Software version number; provided that any release of the Software containing digital video editing functionality shall be deemed to be an Update Release or a Version Release and not a Product Release.

     1.13. "Support Services" means installation, maintenance and technical support services.

     1.14. "End User Agreement" means ULEAD's then current license agreement and warranty with respect to the Software which will grant to Licensee's end users a limited warranty and rights to use the Software.

     1.15. "Writing" means any communication on a paper or via facsimile.

     1.16. "Late Payment Charges" means the amount calculated by multiplying the amount delinquent from forty-five (45) days after the due date until the date of actual payment with an annual rate equal to the higher of
           (a) twelve percent (12%) or (b) three percent (3%) above the prime rate published by the Wall Street Journal on the date it first becomes due.

     1.17. "Report" means a report containing information related to the inventory of, distribution of, and other information related to Software, completed and duly signed, from time to time, by an authorized representative of Licensee.

     1.18. "Reproduction Site" means the location stated in Exhibit B.

     1.19. "Reproduction Guideline" means the procedures established by ULEAD on the reproduction and packaging of the Software, and previously provided to Licensee, which ULEAD may amend from time to time with prior written

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           consent of Licensee, which consent shall not be unreasonably withheld or delayed.

2.   GRANT OF LICENSE

     2.1. Subject to the terms and conditions of this Agreement, ULEAD grants to Licensee a non-exclusive right and license, during the term of this Agreement, to load, utilize, execute, reproduce, have reproduced, market, promote and distribute, directly and indirectly, the Software for the purpose of evaluating, testing, supporting and including the Software as a components of the Bundled Products, and to sublicense such Software, as a component of the Bundled Products, to end user, distributor and Original Equipment Manufacturer ("OEM") customers throughout the Territory.

     2.2. Subject to the terms and conditions of this Agreement, ULEAD grants to Licensee a non-exclusive right and license, during the term of this Agreement: (i) to reproduce and have reproduced the Software's Documentation, or portions thereof, solely for the purpose of providing the Documentation or portions thereof throughout the Territory to sublicensees of the Software contained in the Bundled Products; and (ii) to create, reproduce, and have reproduced, modified versions of the Documentation or portions thereof ("Modified Manuals") which comply with Licensee's style and procedures guidelines, solely for the purpose of providing the Modified Manuals throughout the Territory to sublicensees of the Software contained in the Bundled Products. Any such modifications to the Documentation or portions thereof will be subject to the prior approval of ULEAD, provided such approval is not unreasonably withheld, delayed or conditioned. If ULEAD has not objected to a Modified Manual created from the Documentation or portions thereof within thirty (30) days of receiving notice of the production of such Modified Manual, the approval right shall be deemed waived as to that Modify Manual, and that Modified Manual may be supplied with the related Software for the term of the Agreement without further approval required from ULEAD. Licensee may add its own copyright notice to those of ULEAD, if any, for the Modified Manuals.

     2.3. Subject to the terms and conditions of this Agreement, ULEAD grants to Licensee a non-exclusive right and license, during the term of this Agreement, to use ULEAD's trade names, trademarks and service marks listed in Appendix A hereto (hereinafter collectively referred to as the "Trademarks") throughout the Territory solely for labeling reproductions of the Software and Documentation or portions thereof that are permitted under this Agreement and for advertising the Bundled Products. Licensee shall not at any time do or permit any act to be done which may in any way impair the rights of ULEAD in the Trademarks. In order to comply with ULEAD's quality control standards,

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           Licensee shall (a) use the Trademarks in compliance with all relevant material laws and regulations; (b) accord ULEAD the right to inspect during normal business hours, upon reasonable advance notice, Licensee's facilities in order to confirm that Licensee's use of the Trademarks is in compliance with this provision, provided that no more than two inspections be made in any 12-month period (unless Licensee has breached its obligations under this Section 2.3 in a material manner and ULEAD has notified Licensee to that effect in writing); (c) not modify any of the Trademarks in any way and not use any of the Trademarks on any goods or services other than the Software, the Documentation, or portions thereof, and the Modified Manuals, and the advertising therefor and for the Bundled Products.
           If Licensee fails to use the Trademarks in material compliance with this provision, ULEAD may instruct Licensee to immediately cease use of the Trademarks, and Licensee shall immediately cease such use.

     2.4. In exchange for the grant of the licenses set forth in this Section 2, Licensee shall pay to ULEAD, in accordance with the provisions of
           Section 4, a License Fee as set forth in Appendix B of this Agreement and shall perform its other obligations under this Agreement.

     2.5. All rights not expressly granted to licensee with respect to the Software, the Documentation and the Trademarks under this Agreement are reserved by ULEAD.

3.   DISTRIBUTION

     3.1. Licensee will not cause any translation of the Software to be created without ULEAD's express written consent which consent shall not be unreasonably withheld. All rights and title to the translated work are hereby assigned to ULEAD without further consideration.

     3.2. Licensee agrees to include with every Software included as a component of the Bundled Products or portions thereof, to the extent mutually agreed to by ULEAD and Licensee, ULEAD's Documentation or portions thereof, user registration card, End User Agreement, and any other material reasonably requested by ULEAD. The limitations of liability and remedies in Licensee's end user agreement will inure to the benefit of ULEAD.

     3.3. ULEAD agrees, from time to time, to supply to Licensee, upon two weeks notice and for no additional cost, sufficient quantities of user registration cards, End User Agreements, authenticity stickers and upgrade coupons for the shipment of the Bundled Products.

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     3.4.  Promptly after the Effective Date, and as from time to time requested by Licensee, upon reasonable notice, ULEAD shall, at no additional cost, supply to Licensee logos, slides of box shots, fifty word and other descriptive text and CD ROM artwork for Media Studio Video Edition.

     3.5. Licensee will instruct its distributors and dealers to not distribute the Software except as part of the Bundled Products and to comply with the licensing restrictions set forth herein. Licensee will cease supplying any Software to any dealer or distributor which ULEAD reasonably believes to be violating the preceding sentence and has notified Licensee to that effect in writing.

4.   ROYALTIES AND PAYMENT

     4.1.  Licensee agrees to pay ULEAD the License Fee on or prior to thirty
           (30) days after the last day of each fiscal month for all the units of the Software shipped by Licensee during that month. Notwithstanding the foregoing, no License Fee is payable for (i) any shipment of the Software which is an Update Release or a Version Release, (ii) any shipment of the Software which is a replacement for a defective disk and (iii) any copies of the Software distributed by Licensee to its employees, agents or consultants for the purpose of testing, evaluating and supporting the Software and the Bundled Products.

     4.2. All payments shall be made by check or by wire transfer to such bank account as ULEAD may from time to time designate in writing.

     4.3. Any late payment will bear Late Payment Charges as set forth herein. These charges will accrue beginning forty-five (45) days from the date payment is due. Any acceptance of Late Payment Charges will not be deemed a waiver of any right which ULEAD may have under law and equity, including the right to terminate this agreement.

     4.4. Licensee may not delay payment due to any currency shortage or exchange control. In the event any currency legislation or exchange control precludes Licensee from making payments to ULEAD at ULEAD's address in U.S. dollars for a period exceeding forty-five (45) days, ULEAD will have the right to terminate this Agreement.

     4.5. Any Software shipped by ULEAD will be shipped FOB ULEAD's warehouse in California. Licensee will pay to ULEAD all freight, insurance, duty and sales tax, if any, incurred by ULEAD (when the Software is shipped from ULEAD's warehouse in California) when invoiced by ULEAD. However, no sales tax will be charged if, prior to the issuance of invoice, Licensee has

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           supplied ULEAD with appropriate tax exemption certificates reasonably satisfactory to ULEAD.

     4.6. Any returns may only be made for credit against future License Fees pursuant to ULEAD's Return Material Authorization (R. M. A.) procedure, which has been previously provided to Licensee and which may not be modified without prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event that Licensee does not ship any additional Software during the month that the Software is returned to ULEAD, ULEAD shall refund the Licensee Fee paid by Licensee for the returned Software on or prior to thirty (30) days after the last day of such month. Licensee agrees to pay any restocking charges which ULEAD may impose for such returns; provided that such restocking charges shall not exceed 10% of the License Fee paid for such returned Software.

     4.7. Taxes (which may include foreign and domestic sales, use, personal property, excise or other similar taxes, or export/import taxes, but expressly excluding income or other business or property taxes customarily payable by a party upon its own commercial activities), duties and charges, however designated, imposed during the term of this Agreement on the reproduction, distribution, marketing and sublicensing of Bundled Products which include the Software shall be the responsibility of Licensee, as between ULEAD and Licensee hereunder; provided that Licensee reserves the right, at is discretion, to contest, object to or refuse payment of any such tax, duty or charge, in whole or in part, which Licensee determines is not rightfully imposeable upon the reproduction, distribution, marketing and sublicensing of Bundled Products which include the Software. Any such taxes, duties and charges which would be the responsibility of Licensee hereunder, but which instead are actually paid by ULEAD, shall be reimbursed by Licensee to ULEAD in Licensee's next payment to ULEAD.

5.   REPORT & AUDIT

     5.1. Each monthly payment shall be accompanied by a Report of reproduction and shipment activity for the Software during that period.

     5.2. Through an independent CPA firm, ULEAD shall have the right to audit Licensee's records twice per year during regular business hours upon forty-eight (48) hours written notice, to verify Licensee's compliance with the payment of royalties, as described in this Agreement. Such audit shall pertain only to the financial matters pertinent to the royalties payable to ULEAD and to matters pertinent to Licensee's licensing and composition of Bundled Products. ULEAD will pay all costs associated with such audit unless it is determined that a material discrepancy exists, in which case Licensee will pay such costs. A

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           material discrepancy shall be defined as a deficiency of 10% or more
           (such percentage calculation to be made based on the amount of royalties that should have been paid) in unpaid royalties over the previous 12-month period. In the event of such discrepancy, Licensee will pay to ULEAD: (a) the amount of the discrepancy; (b) interest on the amount at a annual rate of the higher of (1) twelve percent (12%) or (2) three percent (3%) above the prime rate published by the Wall Street Journal on the date it first becomes due; and (c) the costs of the audit, within 10 business days after receipt of the audit report.

6.   REPRODUCTION

     6.1. ULEAD will promptly furnish to Licensee a Master for the most recent version of the Software, but no later than 10 days after the Effective Date. ULEAD will promptly furnish to Licensee, at no additional cost, a Master for each Update Release and each Version Release, within 10 days that such Release is shipped to any other licensee or end-user of ULEAD.


     6.2. Licensee will reproduce the Software according to the Reproduction Guidelines and pursuant to this Agreement.

     6.3. Any reproduction of the Software must be performed at the Reproduction Site. Prior to changing the outside contractor that will reproduce the Software, Licensee shall provide to ULEAD a written notice to that effect, setting forth the new contractor's name, address, phone number and the contact person. ULEAD may seek assurances in writing from such outside contractor that such outside contractor is reproducing the Software only for Licensee and not for its own use or distribution.

     6.4. Licensee will submit two (2) units of the Bundled Products including the Software, and two (2) copies of any material referring to ULEAD, ULEAD's products or any of its trademark in a proposed finished version to ULEAD for written approval before distribution, which approval will not be unreasonably withheld, delayed or conditioned. If ULEAD has not objected to the materials submitted in accordance with the foregoing sentence within three weeks of receiving the same, the approval right shall be deemed waived as to such materials and such materials may be distributed by Licensee without further approval required from ULEAD; provided that the approval of a Modified Manual shall be governed by Section 2.2. Any hardware or software (other than the Software) included in such Bundled Product must either be returned to Licensee or be paid by ULEAD, as invoiced by Licensee, within five (5) weeks of receiving the same.

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     6.5.  Besides being a breach of this Agreement, Licensee agrees that any reproduction, distribution or use of the Software in breach of this Agreement is an infringement of ULEAD's copyright and trademark, rights, including the distribution of any Software without a Bundled Product or distributing any elements of the Software apart from each other, except for purposes of evaluating, testing or supporting the Software.

7.   INTELLECTUAL PROPERTY

     7.1. Licensee will reproduce all the proprietary rights notices that ULEAD places on the applicable release of the Software as provided to Licensee wherever such notices may appear and at the same location and size as they appear in or on the Software or on the disks containing the Software.

     7.2. Licensee will clearly show ULEAD's ownership of the Trademarks and adhere to ULEAD's trademark usage guideline, which has been previously provided to Licensee and which may not be modified without prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. Licensee agrees that the level of quality of the Software that it markets shall be reasonably consistent with the level of quality of the Software marketed by ULEAD under ULEAD's trademarks.

     7.3. Licensee will not adopt or register any trademark reasonably deemed by ULEAD to be confusingly similar to ULEAD's trademarks.

     7.4. Licensee agrees that any modification, translation, reverse engineering, decompilation or disassembly (except pursuant to this Agreement) is prohibited under this Agreement and any such act is an infringement of Licensee's intellectual property rights.

8.   SUPPORT

     8.1. To the extent provided for in Licensee's end-user agreements for the Bundled Products, Licensee shall be responsible, at its own expense, for providing telephone assistance and support to its customers and end-users with respect to the Software. ULEAD shall, at its own expense, provide prompt, reasonable and professional technical assistance and support to Licensee with respect to the Software and, if reasonably possible, shall answer technical questions from Licensee within two business days.

     8.2. ULEAD shall use its reasonable best efforts to correct any errors or "bugs" in the Software of which it is notified, including any failure of the Software to conform substantially to the specifications set forth in the Documentation and

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           any deviation from commonly accepted standards for operation of computer software. Not limiting the generality of the foregoing, ULEAD shall, within five business days after notice from Licensee which specifies in reasonable detail the nature of the errors or "bugs," correct any errors or "bugs" that cause the Software to crash or cease operating and shall correct other errors or "bugs" within a reasonable period of time.

     8.3. Prior to the first shipment of the Bundled Products, ULEAD will provide, at its expense, one trainer to give a full day of technical support training to Licensee's support staff at Licensee's facilities in Marlborough, Massachusetts, or elsewhere in the United States, as designated by Licensee. ULEAD will provide, at its expense, an additional day of technical support training to Licensee's support staff at Licensee's facilities in Marlborough, Massachusetts, or elsewhere in the United States as designated by Licensee, every time any Version Release of the Software is made.

9.   LIMITED WARRANTY

     ULEAD warrants that the original disks for the Master and for any Update Releases and Version Releases are free from material defects in material and workmanship under normal use, provided ULEAD receives written notice stating in detail the defect or nonperformance within one year from the date of delivery. ULEAD warrants that the Software will perform substantially in accordance with ULEAD's specifications set forth in the Documentation. ULEAD's sole and exclusive obligation under this limited warranty is to replace the defective disks and to use reasonable best efforts to cause the Software to substantially conform to its published specifications. Unless expressly provided in this Agreement, ULEAD MAKES NO OTHER WARRANTY OR REPRESENTATION REGARDING THE SOFTWARE, DOCUMENTATION, SUPPORT SERVICE, OR ULEAD'S PERFORMANCE UNDER THIS AGREEMENT, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR CONDITIONS.

10.  REPRESENTATIONS AND WARRANTIES

     10.1. Each party represents and warrants that:

           (a) such party has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

           (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such party have been duly authorized by all

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           requisite corporate action and will not result in a violation by such party of, or constitute a default by such party under, any contractual obligation or any organizational documents of such party or any legal requirement applicable to such party;

           (c) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligations of such party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, the enforcement of creditors' rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies; and

           (d) no filing with or consent, approval, or authorization of any governmental authority with jurisdiction over such party is required for such party's performance or execution of this Agreement.


     10.2. ULEAD represents and warrants that it has sufficient rights in the Software and the Documentation, including all intellectual property rights therein, to make the grants and commitments made in this Agreement.

     10.3. ULEAD represents and warrants that the Software and the Documentation, or any portions thereof, do not infringe or violate any patent, copyright, trademark or trade secret rights of any third party in the United States or in any other country. ULEAD shall give Licensee prompt written notice if it receives notice involving the Software or the Documentation of any infringement or violation of any patent or copyright, trademark or trade secret rights of any third party.

11.  INDEMNIFICATION

     11.1. ULEAD shall indemnify, hold harmless and defend Licensee from and against any and all suits, actions, damages, costs, losses, expenses (including settle awards and reasonable attorney's fees) and other liabilities arising from or in connection with any claim that the Software, the Documentation, the Modified Manuals (to the extent reproduced in whole or in part from the Documentation) or any other material that ULEAD has provided to Licensee to be included in the Bundled Products infringes or violates any patent, copyright, trademark, trade secret or other proprietary right of any third party in the United States or in any other country. Promptly after receipt by Licensee of notice of the commencement of any action or proceeding involving a claim of the type referred in the sentence above, Licensee shall give written notice to ULEAD of the commencement of such action; provided, however, that

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           the failure of Licensee to give notice as provided herein shall not relieve ULEAD of its obligations hereunder, except to the extent that ULEAD is actually prejudiced by such failure to give notice. In case any such action is brought against Licensee, ULEAD shall be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to Licensee. ULEAD may settle any such claim on a basis requiring ULEAD to substitute for the Software and the Documentation alternative substantially equivalent non-infringing programs and supporting documentation; provided, however, that ULEAD shall not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Licensee of a release from all liability in respect to such claim or litigation.

     11.2. Licensee shall indemnify, hold harmless and defend ULEAD from and against any and all suits, actions, damages, costs, losses, expenses (including settle awards and reasonable attorney's fees) and other liabilities arising from or in connection with any claim that the Bundled Product (other than the Software, the Documentation, the Modified Manuals (to the extent reproduced in whole or in part from the Documentation) or any other material that ULEAD has provided to Licensee to be included in the Bundled Products) infringes or violates any patent, copyright, trademark, trade secret or other proprietary right of any third party in the United States or in any other country. Promptly after receipt by ULEAD of notice of the commencement of any action or proceeding involving a claim of the type referred in the sentence above, ULEAD shall give written notice to Licensee of the commencement of such action; provided, however, that the failure of ULEAD to give notice as provided herein shall not relieve Licensee of its obligations hereunder, except to the extent that Licensee is actually prejudiced by such failure to give notice. In case any such action is brought against ULEAD, Licensee shall be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to ULEAD. Licensee may settle any such claim on a basis requiring Licensee to substitute for the Bundled Product alternative substantially equivalent non-infringing programs, hardware and supporting documentation; provided, however, that Licensee shall not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to ULEAD of a release from all liability in respect to such claim or litigation.

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12.  CONFIDENTIALITY

     As used in this section, "Confidential Information" means any information related to price, technical aspects of the software or the Bundled Products, the Software's marketing plan, the Bundled Products' marketing plan, products under development, the terms of this Agreement and any other information marked confidential by the furnishing party (the "Furnishing Party") All Confidential Information shall be and shall remain the exclusive property of the Furnishing Party, and the receiving party (the "Receiving Party") shall keep, and have its employees and agents keep, any and all such Confidential Information confidential and shall not copy, publish or disclose it to others, or authorize its employees or agents or any one else to copy, publish or disclose it to others, without the Furnishing Party's written approval, and shall return such Confidential Information to the Furnishing Party upon its request or in the event of termination of this Agreement; unless such information (a) is known to the Receiving Party at the time of receiving the information, (b) is available in the public or furnished by a third party, through no breach of this Agreement, (c) is independently developed by the Receiving Party, or (d) is required to be disclosed in a judicial or administrative proceeding, provided the Receiving Party gives immediate notice and opportunity to the furnishing party to oppose the disclosure. Each party acknowledges that use of the other's Confidential Information in a manner contrary to the provisions of this Agreement would cause the other irreparable harm for which money damages would not make the injured party whole.

13.  COMPLIANCE WITH LAWS

     Each of the parties agrees to comply with any material law governing such party's performance under this Agreement.

14.  LIMITATION OF REMEDIES

     14.1. Either party's aggregate liability for damages to the other party pursuant to Section 10.3 or Section 11 of this Agreement for any cause whatsoever, whether in contract or in tort, including negligence, cannot exceed $1,000,000. Either party's aggregate liability for damages to the other party pursuant to this Agreement (other than pursuant to Section 10.3 or Section 11) for any cause whatsoever, whether in contract or in tort, including negligence, cannot exceed the amount equal to the aggregate payments actually made by Licensee to ULEAD under this Agreement.

     14.2. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY DAMAGES CAUSED BY THE OTHER PARTY'S FAILURE TO PERFORM ITS OBLIGATIONS OR FOR ANY BUSINESS INTERRUPTION, LOSS OF PROFITS, SAVINGS, INDIRECT, SPECIAL, INCIDENTAL OR

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           CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE
           POSSIBILITY OF THE DAMAGES.

15.  TERMINATION

     15.1. Either party may terminate this Agreement upon thirty (30) days written notice to the other party.

     15.2. ULEAD may immediately terminate this Agreement if any of the following events occur: (a) Licensee becomes insolvent or makes a general assignment for benefit of creditors; (b) the filing of a petition by Licensee for relief under the laws of bankruptcy; (c) the filing of a petition against Licensee for relief under the laws of bankruptcy, and such petition shall remain undismissed for thirty
           (30) days; (d) the petition for an appointment or an actual appointment of a receiver or other custodians for the business or assets of Licensee, and such petition shall remain undismissed for thirty (30) days; and (e) Licensee admits in writing of its inability to pay its debts generally as they become due.

     15.3. Upon termination of this Agreement, any provisions of this Agreement which by its terms is applicable to actions or periods occurring after termination of the Agreement, including, but not limited to Sections 1, 7, 8, (to the extent set forth in Section 15.5), 9, 10, 11, 12, 14, 15 and 16, will remain in full force and effect; provided that Sections 7, 9 and 10.1 shall remain in effect for one year after such termination; Sections 10.2, 10.3 and 12 shall remain in effect for two years after such termination; and Sections 15.5 and 15.6 shall remain in effect to the extent set forth therein.

     15.4. Upon termination of this Agreement, except as set forth in Section
           15.5 or 15.6, Licensee shall promptly undertake the necessary steps to terminate Licensee's reproduction, marketing, promotion and distribution of the Software, as such are then in progress under its grant of license under Section 2 herewith.

     15.5. Licensee will continue to provide end-user support for the Software, and ULEAD will continue to provide support to Licensee, under Section 8 herein for ninety (90) days following the termination of this Agreement to facilitate transition of end-user support services to ULEAD. ULEAD agrees to provide, at its expense, in accordance with the terms of the End-User Agreement, technical assistance and support with respect to the Software to the Licensee's end-users following such ninety-day period.

     15.6. For ninety (90) days following the date of termination of this Agreement, Licensee may dispose of any remaining inventory of the Software contained in the Bundled Products including work-in-progress (which may be completed), held by Licensee at the time the termination/expiration occurs, and fill any binding orders it has theretofore received and accepted for the Bundled Products containing the Software. Licensee shall have a limited license, under the terms of Section 2 herein, for the sole purpose of fulfilling such close-out contractual obligations, and for providing the end-user support described in
           Section 15.5, provided that Licensee's obligation to pay License Fees to ULEAD, in accordance with Section 4 herein, shall continue as to all such close-out transactions.

     15.7. Any end user, distributor and OEM licenses properly granted prior to the date of termination of this Agreement shall survive the termination of this Agreement.

     15.8. Neither party shall be liable to the other for damages, losses or expenses which may subsequently result from a permitted termination of this Agreement; provided, however, that such permitted termination shall not affect any claim, demand or liability of either party otherwise created or arising hereunder prior to such termination or under Sections 15.5 or 15.6 after such termination.


16.  DISPUTE RESOLUTION

     16.1. The Agreement is entered into in the State of California, and its validity, construction, interpretation, and legal effect will be governed by U.S. laws and the laws applicable to contracts entered into and performed entirely within the State of California.

     16.2. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, will be settled by arbitration in Chicago following the arbitration and conciliation procedures set forth in the Commercial Arbitration Rules of the American Arbitration Association in force on the date of the mailing of the notice of arbitration, provided that each of the parties reserves the right to seek interim relief, including temporary restraining order from any court and the parties may pursue discovery following the local Code of Civil Procedure. The sole arbitrator or one of the arbitrators, if more than one is required, will have more than five (5) years experience in computer law. The place of arbitration will be Chicago. The parties want to close the arbitral hearing within six (6) months from the date of the commencement of the arbitral proceedings and the arbitral award will be made within thirty (30) days after the close of hearings and will be final and binding upon the parties. The judgment upon the award may be entered in any court having jurisdiction.

17.  GENERAL

     17.1. Entire Agreement. This Agreement represents both parties' entire
           ----------------
           understanding and agreement regarding the matters stated herein and supersedes any prior communications, advertising, or representations. This Agreement may only be modified in a written amendment signed by an authorized officer of ULEAD and by an authorized officer of the Licensee. Any terms stated in Licensee's purchase order contrary to or in addition to the terms in this Agreement is hereby deleted and of no effect.

     17.2. Assignment. This Agreement may not be assigned or sublicensed by
           ----------
           either party without the prior written consent of the other party. Each party agrees not to unreasonably withhold or delay consent to any assignment. Any assignment contrary to this section is void and unenforceable.

     17.3. Severability. If any provisions hereof is found invalid or
           ------------
           unenforceable pursuant to a final judicial decree, the remainder of this Agreement will remain valid and enforceable according to its terms.

     17.4. Delay. Except regarding performance under Section 4 of this
           -----
           Agreement, neither party will be deemed in default due to causes beyond its reasonable control.

     17.5. Relationship. Nothing in this Agreement is intended to create,
           ------------
           or will be construed as creating, a joint venture, partnership, franchise, agency, or employment relationship, it being understood that ULEAD and Licensee are independent contractors vis-a-vis one another.

     17.6. Drafter. No party will be deemed the drafter of this Agreement
           -------
           which will be deemed to have been jointly prepared by the parties. If this Agreement is ever construed, whether by a court or by an arbitrator, such court or arbitrator will not construe this Agreement or any provisions hereof against any party as the drafter.

     17.7. Notice. Except as provided herein, all notices required hereunder
           ------
           will be in writing and will be given by personal delivery, by certified mail, or by facsimile transmission. All notice will be deemed effective upon personal delivery or upon receipt of the facsimile transmission, or on the fifth day of the date of the postmark if solely by mail.

     17.8. Waiver. A waiver of any breach or provision of this Agreement
           ------
           will not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

     17.9. Counterparts. This Agreement may be executed in two or more
           ------------
           counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

     17.10.Language. This Agreement is in the English language only, which
           --------
           language is controlling in all respects, and any other versions in any other language is not binding on the parties. All communications and notices to be made or given pursuant to this Agreement will be in the English language.

     17.11.Heading. The headings of this Agreement are provided for convenience
           -------
           and will not control the interpretation of the Agreement.

           IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first above written.


ULEAD Systems, Inc.                     Data Translation, Inc.

By:  /s/ Steven L. Staurenbach          By:  /s/ Ellen W. Harpin
     --------------------------------      -------------------------------------

Name:  Steven L. Staurenbach            Name:  Ellen W. Harpin
     --------------------------------        -----------------------------------

Title:  Director of Sales               Title:  Vice President
      -------------------------------         ----------------------------------

Date:  February 23, 1996                Date:  February 26, 1996
     --------------------------------        -----------------------------------

                                   Appendix A

                                   Trademarks
                                   ----------

Ulead is a trademark of Ulead Systems, Inc.
MediaStudio is a trademark of Ulead Systems, Inc.
MediaStudio VE is a trademark of Ulead Systems, Inc.
MediaStudio Pro is a trademark of Ulead Systems, Inc.

                                   EXHIBIT A

                                TERRITORY & TERM

Territory:  Worldwide

Term: Fourteen (14) months, and automatically renewed on a year-to-year basis, unless earlier terminated pursuant to the Agreement.

                                   EXHIBIT B

                            PRODUCT AND LICENSE FEES

ULEAD Software:     MediaStudio /TM/ Pro Video Edition, English, German and
                    French Language Version.

Quantity:           5,000 units to be reproduced for Licensee's end users
                    20 units to be reproduced for evaluation, testing and support purposes.

License Fees:       [material omitted and filed separately with the Securities and Exchange Commission] per unit

Licensee product:   MPEG creation board product

Reproduction Site:  US Optical Disk Inc.
                    One Eagle Drive
                    Sanford, Maine  04073-1124
                    Phone Number:  (207) 324-1124
                    Contact Person:  Frank Delarosa



Master:             The Master shall contain:

                    English, French and German language editions of the MediaStudio application and on-line help files;

                    English, French and German language versions of the user manual in Adobe Acrobat PDF file format along with the Acrobat reader application;

                    Software codecs including Cinepak and Intel Video
                    Interactive;

                    Approximately 400 MB of sample materials;

                    English language tours and tutorials; and

                    Installation applications for all of the above.